Exhibit 5.1

CONYERS DILL & PEARMAN Commerce House, Wickhams Cay 1 PO Box 3140, Road Town, Tortola British Virgin Islands VG1110 T +1 284 852 1010 conyers.com

12 December 2025

715159.27213351

1-345-814-7786

cora.miller@conyers.com

Meiwu Technology Company Limited

c/o Intershore Consult (BVI) Ltd.

Intershore Chambers

Road Town, Tortola

British Virgin Islands VG1110

Dear Sir / Madam:

Re: Meiwu Technology Company Limited (the “Company”)

We have acted as special legal counsel in the British Virgin Islands to the Company in connection with the Company’s registration statement on Form F-3 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) to be filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”) in respect of the offering and sale of an indeterminate number of (i) ordinary shares of no par value of the Company (the “Ordinary Shares”), (ii) preferred shares (once duly authorised and created) (the “Preferred Shares”), (iii) debt securities (the “Debt Securities”), (iv) warrants to purchase Ordinary Shares, Preferred Shares or Debt Securities (the “Warrants”), (v) units (“Units”), and (vi) subscription rights to purchase Ordinary Shares, Preferred Shares, Debt Securities or Warrants or any combination of the foregoing either individually or as units comprised of one or more of the other securities (“Rights” and together with the Ordinary Shares, Preferred Shares, Debt Securities, Warrants and Units, the “Securities”) consisting of a combination of Securities, having an aggregate initial offering price not to exceed US$200,000,000, and each on the terms to be determined at the time of its offering (collectively, the “Offering”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

1.1.	the Registration Statement;

1.2.	the prospectus included in the Registration Statement (the “Prospectus”);

1.3.	a copy of the certificate of incorporation, certificates of name change, the amended and restated memorandum of association and amended and restated articles of association of the Company, as obtained from the Registrar of Corporate Affairs (British Virgin Islands) on 12 December 2025 (the “Constitutional Documents”);

1.4.	a copy of the unanimous written resolution of the board of directors of the Company dated 12 December 2025 (the “Resolutions”);

1.5.	a certificate of good standing issued by the Registrar of Corporate Affairs (British Virgin Islands) and dated 10 December 2025;

1.6.	a certificate issued by Intershore Consult (BVI) Ltd., in its capacity as registered agent to the Company and dated 7 August 2025 (the “Registered Agent’s Certificate”); and

1.7.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

The documents listed in items (i) and (ii) above are collectively referred to as the “Transaction Documents” (which terms do not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Registration Statement, Plan and other documents reviewed by us;

2.4.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.5.	the legality, validity and binding effect under the laws of the United States of the Transaction Documents and that the Transaction Documents will or have been duly filed with and declared effective by the Commission, as applicable, prior to, or concurrent with, the sale and or issuance of the Securities pursuant to the Registration Statement;

2.6.	the Registration Statement has been duly executed and delivered by the parties thereto and constitutes the valid and binding obligations of the parties thereto enforceable in accordance with the terms thereof;

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2.7.	that there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein;

2.8.	that the Company has, and will have, sufficient authorised share capital to effect the issue of the Ordinary Shares and/or Preferred Shares at the time of such issuance, whether as a principal issue or on conversion, exchange or exercise of a Preferred Share, Warrant, Right, Debt Security or a Unit;

2.9.	that the Company will issue the Securities pursuant to the Transaction Documents and in furtherance of its objects as set out in its Constitutional Documents (subject to such amendments as may be necessary to create the class of Preferred Shares and reflect the terms of such Preferred Shares to be issued);

2.10.	that, upon issue of any Securities to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

2.11.	that the Constitutional Documents will not be amended in any manner that would affect the opinions set forth herein;

2.12.	that the form and terms of any and all Securities (including, without limitation, the designation, powers, preferences, rights, qualifications, limitations and restrictions of Preferred Shares) or other Securities (or other obligations, rights, currencies, commodities or other subject matter) comprising the same or subject thereto (in the case of the Warrants and Rights), the issuance and sale thereof by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof, will not violate the Constitutional Documents nor any applicable law, regulation, order or decree in the British Virgin Islands;

2.13.	that all necessary corporate action will be taken by or on behalf of the Company to authorise and approve any issuance of Securities (including, if Preferred Shares are to be created and issued, all necessary corporate action to create and/or establish one or more series of Preferred Shares and fix the designation, powers, preferences, rights, qualifications, limitations and restrictions thereof), the terms of the Offering and related matters and that a definitive purchase, underwriting or similar agreement and, (i) if Debt Securities are to be issued, the applicable indenture and any applicable supplements thereto, (ii) if Warrants are to be issued, the applicable warrant documentation and any applicable supplements thereto, (iii) if Rights are to be issued, the applicable rights documentation and any applicable supplements thereto, or (iv) if Units are to be issued, the applicable unit documentation and any applicable supplements thereto, in each case, will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto

2.14.	that the Company has not taken any action to appoint a restructuring officer;

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2.15.	there are no records of the Company (other than the Resolutions), agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions envisaged in the documents expressly referred to herein or restrict the powers and authority of the directors of the Company in any way or which would affect any opinion given herein;

2.16.	that the Registration Statement declared effective by the Commission and the Prospectus, when published, will each be in substantially the same form as those examined by us for purposes of this opinion;

2.17.	that there is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the documents reviewed by us;

2.18.	no invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any Securities of the Company; and

2.19.	the Offering and the transactions contemplated thereunder complies with the requirements of the applicable rules of the Nasdaq Stock Market; and

2.20.	prior to, at the time of, and immediately following the approval of the transactions contemplated by the Registration Statement, the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions contemplated by the Registration Statement for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

3.	QUALIFICATIONS

3.1.	We express no opinion with respect to the issuance of Securities to any provision of the Transaction Documents that purports to obligate the Company to issue Securities following the commencement of a winding up or liquidation of the Company.

3.2.	When used herein, the term “non-assessable” means that no further sums are required to be paid by the holders of Ordinary Shares or Preferred Shares in connection with the issue thereof.

3.3.	Under British Virgin Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a British Virgin Islands court for a determination on whether the register of members reflects the correct legal position. Further, the British Virgin Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the British Virgin Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Ordinary Shares, then the validity of such shares may be subject to re-examination by a British Virgin Islands court.

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3.4.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands.

3.5.	This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands.

3.6.	This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering and issuance of the Securities by the Company as described in the Registration Statement and is not to be relied upon in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the British Virgin Islands in good standing (meaning solely that it has not failed to make any filing with any British Virgin Islands government authority or to pay any British Virgin Islands government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the British Virgin Islands).

4.2.	When issued and paid for as contemplated by the Transaction Documents and the Constitutional Documents, and recorded in the register of members of the Company, the Ordinary Shares will be validly issued, fully paid and non-assessable.

4.3.	When issued and paid for as contemplated by the Transaction Documents and the Constitutional Documents, and recorded in the register of members of the Company, the Ordinary Shares will be validly issued, fully paid and non-assessable.

4.4.	When duly issued and paid for in accordance with the Transaction Documents, the Preferred Shares, Debt Securities, Warrants, Rights and Units will be validly issued and will constitute valid and binding obligations of the Company in accordance with the terms thereof

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to references of our firm under the headings “Legal Matters” and “Enforceability of Civil Liabilities”. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

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